Exhibit 99.1

Radian Appoints Sumita Pandit as Chief Financial Officer

WAYNE, Pa.--(BUSINESS WIRE)--May 18, 2023--Radian Group Inc. (NYSE:RDN) today announced that Sumita Pandit has been named Senior Executive Vice President and Chief Financial Officer (CFO), effective immediately. She succeeds J. Franklin Hall in this role, who served as CFO until December 2022.

Pandit joined Radian in March 2023 as the company’s first Chief Growth Officer, working with Chief Executive Officer Rick Thornberry and Radian’s executive leadership team to develop and execute the company’s long-term growth and innovation plans. As Chief Financial Officer, Pandit will retain those strategic and business development duties while assuming responsibility for all Radian financial functions, including financial reporting, financial planning and analysis, enterprise capital planning, investment portfolio management and other treasury activities, investor relations, and tax.

“We are pleased to appoint Sumita as our new Chief Financial Officer,” said Thornberry. “She brings to the CFO role an exceptional blend of financial markets and investment banking expertise as well as years of experience in strategically growing businesses. In her short time at Radian, Sumita has developed a strong understanding of our businesses and our strategic goals as well as the strength of our capital position including the strategic flexibility it provides to us today and into the future.”

Pandit has more than two decades of experience in investment banking, advising companies across verticals in fintech, including payments, financial software, neo-banks, and insurance technology. She joined Radian after serving more than two years as the Chief Operating Officer of a global financial technology company dLocal, where she oversaw client management, marketing, investor relations, and corporate development. In 2021, she was named to the Top 25 Women Leaders in Financial Technology list by The Financial Technology Report.

Prior to dLocal, Pandit worked at J.P. Morgan in several Managing Director roles, including as Global Head of FinTech Investment Banking. Before joining J.P. Morgan, Pandit was a Vice President at Goldman Sachs in their Financial Institutions Group. Pandit earned an MBA from The Wharton School at the University of Pennsylvania, where she was a Palmer Scholar. She is currently a board member at donor management company Pushpay.

“Radian is a proven industry leader with an excellent team and culture, combined with a very strong financial position, and I am honored and excited to serve as its Chief Financial Officer,” Pandit said. “Radian’s focus on innovation in the mortgage and real estate services markets positions the company well, and I look forward to helping the company achieve its strategic objectives.”

About Radian

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit radian.comand homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For the Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com